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                                                                   EXHIBIT 10.8

               WRITTEN DESCRIPTION OF ORAL EMPLOYMENT AGREEMENT
                     BETWEEN AUTODESK AND JESSE F. DEVITTE

  In connection with the anticipated Merger, Autodesk has entered into an oral agreement with Jesse F. Devitte pursuant to which Mr. Devitte will receive certain employment and stock compensation packages consistent with his anticipated employment with Autodesk following the Merger. Pursuant to Mr. Devitte's agreement with Autodesk, Mr. Devitte will receive (i) a base salary of $175,000 per year, (ii) a target bonus equal to 40% of base salary, subject to Autodesk's financial performance and achievement of other corporate goals and (iii) an option to purchase 75,000 shares of Autodesk Common Stock at an exercise price per share equal to the closing price per share of Autodesk Common Stock as reported on the Nasdaq on the Closing Date. Mr. Devitte's option will become exercisable with respect to 20% of the shares subject to the option on each anniversary of the Closing Date.